Exodus Movement, Inc. June 2025 Treasury Update and Monthly Metrics

Company strongly positioned to benefit from increasing global adoption of stablecoins

OMAHA, Neb., July 09, 2025 -- Exodus Movement, Inc. (NYSE American: EXOD) ("Exodus" or “the company”), a leading self-custodial cryptocurrency platform, today announced an update to selected digital asset holdings of Exodus’ corporate treasury, as well as updated user and exchange provider processed volume metrics, as of June 30, 2025:

Selected Digital Asset Holdings (Unaudited)

Bitcoin (BTC): 2,058 BTC as of June 30, 2025 compared to 2,038 as of May 31, 2025

Ethereum (ETH): 2,729 ETH as of June 30, 2025 compared to 2,721 as of May 31, 2025

Solana (SOL): 31,823 SOL as of June 30, 2025 compared to 29,109 as of May 31, 2025

Users
Monthly Active Users (MAUs): 1.5 million as of June 30, 2025, of which 21,000 are Passkeys wallets. That figure compares with the 2.2 million MAUs as of May 31, 2025, of which approximately 675,000 were Passkeys wallets driven by the one-time Passkeys promotion in May.

Swap Volume
Exodus’ exchange provider processed volume was $446M for the month of June 2025, of which $90M (20%) originated from the company’s XO Swap partners. This volume is compared to $486M for the month of May 2025.

Exodus CFO James Gernetzke remarked: “We continued to grow our digital asset treasury through our operations in June as overall markets, including digital asset markets, saw lower volatility and volumes at the start of the summer. Exodus continues to build amazing digital asset experiences across multiple chains, helping to enhance our position in growing areas such as stablecoins and tokenized stocks.”

Stablecoins and Exodus

A requirement to use stablecoins and to harness the growing utility of stablecoins is having a digital asset wallet. Stablecoins will not function without a digital asset wallet.

Exodus has embraced stablecoins for nearly a decade. The company’s wallet supports a wide variety of stablecoins, including the largest coins such as Tether’s USDT and Circle’s USDC. Additionally, by supporting over 40 different networks, including large networks like Ethereum, Solana, and Tron, Exodus is positioned to natively support stablecoins wherever current and future use cases emerge.

As the financial sector embraces new, innovative solutions powered by stablecoins, the need for a secure, trusted wallet is critical. Accordingly, Exodus’ XO Swap product already provides the company’s partners a seamless solution for swapping between stablecoins and between blockchains.

Finally, as mentioned in Exodus CEO JP Richardson’s keynote presentation titled “The Trojan Horse Behind Bitcoin Adoption” at Bitcoin 2025, stablecoins are just one prominent use case supported by the company’s products. We believe Exodus has and will continue to build a better financial future powered by blockchain technologies.

About Exodus

Exodus is a financial technology leader empowering individuals and businesses with secure, user-friendly crypto software solutions. Since 2015, Exodus has made digital assets accessible to everyone through its multi-asset crypto wallets prioritizing design and ease of use.

With self-custodial wallets, Exodus puts customers in full control of their funds, enabling them to swap, buy, and sell crypto. Its business solutions include Passkeys Wallet and XO Swap, industry-leading tools for embedded crypto wallets and swap aggregation.

Exodus is committed to driving the future of accessible and secure finance. Learn more at exodus.com or follow us on X at x.com/exodus.

Investor Contact

investors@exodus.com

Media Contact

Ryan Dicovitsky/Diana Bost

Dukas Linden Public Relations

Exodus@DLPR.com

Disclosure Information

Exodus uses the following as means of disclosing material nonpublic information and for complying with disclosure obligations under Regulation FD: websites exodus.com/investors and exodus.com/blog; press releases; public videos, calls, and webcasts; and social media: X (@exodus and JP Richardson's feed @jprichardson), Facebook, LinkedIn, and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “should,” “intend,” “believe,” “expect,” “likely,” “believes,” “views”, “estimates”, or other comparable terminology.

Forward-looking statements in this document include, but are not limited to, management statements regarding management’s confidence in our products, services, business trajectory and plans, expectations regarding demand for our products, and volatility and trading volumes of digital asset markets. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Such factors include those set forth in “Item 1. Business” and “Item 1A. Risk Factors” of Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2025, as well as in our other reports filed with the SEC from time to time.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.